Exhibit 99.1

Dr. Beno Sternlicht

October 6, 2005

Dear Members of the Board of Directors of Mechanical Technology Incorporated,

It is now time for me to take a different direction in my life; it is very difficult to part from MTI, a company I founded over 40 years ago, but I am asking that the Board of Directors of MTI accept my retirement effective immediately.

My decision of retiring from the Board has not been an easy one because of the rewarding experiences that I have had through my long association with MTI. After careful consideration including my health and family commitments, I have decided to retire from the Board at this time.

I want to thank the Board for giving me the opportunity to serve MTI and its constituents all these years. The leadership of the Board of Directors is critical to the success of any company, especially small companies like MTI. I believe the current members of this board have the leadership qualities necessary to guide MTI to a prosperous future.

It is with great sadness that I leave MTI where I learned the value of hard work, and true innovation, but it is important for me now to spend time with my family.

My wife, Lisa, and I intend to stay in the Albany area and remain active in community affairs.

Sincerely,

/S/ Beno Sternlicht

Beno Sternlicht